Exhibit 99.1

Tweeter Home Entertainment Group Reports Sales and Earnings Expectations For Its Third Fiscal Quarter Ending June 30, 2004

•	Comparable store sales declined 2% for the quarter

•	Inventory levels decreased by $20 million over prior year quarter

•	Long-term debt reduced by $11 million over prior year quarter

CANTON, MA, July 8, 2004 — Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) announced sales results and earnings expectations for its third fiscal quarter ended June 30, 2004. Total revenue decreased 1% to $168 million from $170 million in the same period last year. Comparable store sales decreased 2%.

Jeffrey Stone, President and Chief Executive Officer, said, “We believe that we are in the last stages of our turnaround and we hope this is our last negative comparative sales quarter for the foreseeable future. While April and May combined for a negative 6% sales period, June was a consistently positive month day by day and ended up 5%. In July, a revamped marketing strategy will begin which we believe will aid in our sales growth plans.”

“Our home installation initiatives are driving large ticket, multi room business and this is a business segment which we have been acutely focused on developing for the past two years. Currently, our stores are experiencing a 5-20 day lag time in their ability to complete these installs. This means that we are attracting the right customer but it also means that we cannot satiate demand, even though we have increased our installation staff by 20% since the beginning of our fiscal year. As more installation teams come on-line and efficiencies continue to be affected, our ability to drive top line should improve.”

Joe McGuire, Chief Financial Officer, said, “We continued to improve both our debt and inventory positions during the quarter. Long-term debt will finish at approximately $39 million, which is down $8 million from the prior quarter and down $11 million from same quarter last year. Inventory declined by over $20 million during the quarter, and finished at $113 million, compared to $133 million at this time last year. Capital efficiency, another critical focus for the company in fiscal 2004, continues to improve, as our cash conversion cycle has dropped to approximately 83 days from 91 days compared to the same period last year.”

McGuire continued, “We expect to report a loss per share for the quarter ending June 30, 2004 of between $0.25 and $0.26.”

The company plans to release earnings for the quarter on Tuesday, July 27, 2004 at 8:00am EDT. There will be a conference call to discuss the release at 10:30am EDT that same day. The press release will be available for viewing or download at our investor relations’ website, www.twtr.com after 8:00am on Tuesday, July 27, 2004. A live webcast of the call will be available. To access the webcast, logon at www.streetevents.com or from the Company’s investor relations’ website at www.twtr.com. There will be a brief presentation by Tweeter

Home Entertainment Group management followed by a Q&A session with institutional owners. The conference call will be available for playback until Tuesday, August 3, 2004 at 11:59pm.

Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR — news) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the company is a national specialty consumer electronics retailer providing audio and video solutions for the home and car. Tweeter has the expertise to explain it all, deliver it all, and install it.

The company’s fiscal 2003 revenues were $787 million. Tweeter has been named a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979 and was named one of the “100 Fastest Growing Companies” by Fortune in 2002. Tweeter Home Entertainment Group, Inc. now operates 181 stores under the Tweeter, HiFi Buys, Sound Advice, Bang & Olufsen, Electronic Interiors, Showcase Home Entertainment, Hillcrest High Fidelity and NOW! AudioVideo names in the New England, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida and Phoenix markets. The company employs more than 3,700 associates.

Further information on the Tweeter Home Entertainment Group can be found on the company’s websites at www.twtr.com and www.tweeter.com.

# # # # # #

For further information, contact Kate MacKinnon at (781) 830-3324; fax (781) 830-3223 or email at kmackinnon@twtr.com.

# # # # # #

Certain statements and projections contained in this press release, including, without limitation, statements containing the words “expects,” “plans,” “anticipates,” “believes,” or words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, including: risks associated with the belief that we are in the last stage of our turnaround, risks associated with the belief that this is our last negative comparative sales quarter for the foreseeable future, risks associated with the belief that a revamped marketing strategy will aid in our sales growth, risks associated with our ability to drive the top line with more installation teams and more efficiencies, risks associated with the accuracy of projecting a loss per share of between $0.25 and $0.26 for the quarter ended June 30, 2004, risks associated with management of growth, the risks of economic downturns generally, and in Tweeter’s industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, risks associated with Tweeter’s dependence on key personnel, risks associated with financing for Tweeter’s business model and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 12, 2003 (copies of which may be accessed through the SEC’s website at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and projections.